Exhibit 99.1

The Hawthorne Gardening Company Acquires
General Hydroponics and Bio-Organic Solutions

NEW YORK (April 2, 2015) -- The Hawthorne Gardening Company announced today that it has taken a major next step in building a portfolio of brands to serve the needs of indoor and urban gardeners.
Hawthorne, through its subsidiary Hawthorne Hydroponics LLC, has purchased the business of General Hydroponics, Inc. and Bio-Organic Solutions, Inc. The liquid nutrients and growing media products manufactured by these California based companies are marketed under the General Hydroponics and Vermicrop brands, respectively. Hawthorne also owns leading niche organic gardening brands such as EcoScraps® and Whitney Farms® and is a partner with AeroGrow International, a leading manufacturer of hydroponic gardening equipment for consumers.
Founded in 2014, The Hawthorne Gardening Company is dedicated to creating high-quality gardening products that empower people to garden no matter where they live or how they choose to grow.
"The trend of urban and indoor gardening is accelerating by the day and we're excited to quickly be emerging as the company that is meeting the unique needs of these consumers," said Chris Hagedorn, general manager of Hawthorne. "The addition of General Hydroponics and Vermicrop to our family of brands is an important step in our history and speaks to our commitment in this space. Our access to capital and technology will allow us to take these outstanding businesses to an even higher level.
"As a family-led business, we're excited and proud to welcome the Brooke family and all of the General Hydroponics and Vermicrop associates to our team. We look forward to building upon their legacy of serving specialty retailers and providing them and their consumers the high quality products that have become synonymous with these brands."
Ross Haley, CEO and co-founder of Vermicrop, will continue to oversee both brands and will remain based in California. All manufacturing operations will remain in place.
"When we were searching for a partner to take our business to the next level we weren't looking for who could write the biggest check," Haley said. "Our family wanted a partner who shared our values and shared our vision. We found that with Hawthorne and we're excited to start the next chapter in our business."
About The Hawthorne Gardening Company
Hawthorne Gardening Co. is a house of brands that provide an incredible array of tools for a multitude of gardening needs, and yet, all share one mission: to help people live happier, healthier lives through gardening. Our company is dedicated to creating high-quality products founded in social and environmental responsibility. We create engaging consumer experiences and products with the ease and innovation to empower more people to garden - no matter how or where they chose to grow. For more information, visit www.hawthorne-gardening.com.
Media Contact:
Kimberly Chisholm
Marketing Leader
Hawthorne Gardening Company
(614) 595.8033